UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) - May 30, 2008

IEC ELECTRONICS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-6508	13-3458955
(Commission File Number)	(IRS Employer Identification No.)

105 Norton Street, Newark, New York 14513
(Address of principal executive offices)(Zipcode)

(315) 331-7742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into Material Definitive Agreement

On May 30, 2008, IEC Electronics Corp. (the “Company”) entered into a Credit Facility Agreement (the “Credit Agreement”) with Manufacturers Traders and Trust Company, a New York banking corporation (together with its affiliates, the “Lender”), pursuant to which the Lender (i) agreed to make revolving credit loans to the Company from time to time until May 30, 2013 (the “Termination Date”) in an aggregate principal amount outstanding at any time not to exceed the lesser of $9,000,000 or the borrowing base (the “Revolving Credit Loans”); (ii) made a term loan in the aggregate principal amount of $1,700,000 (the “Term Loan”); and (iii) established an equipment line facility to make, in the discretion of the Lender, loans to the Company from time to time until the Termination Date in an aggregate principal amount of $1,500,000 (the “Equipment Line Loans”). Also on May 30, 2008, the Company entered into a sale and leaseback arrangement with Lender pursuant to which the Company sold equipment to the Lender for $2,000,000 and leased that equipment back from the Lender on the terms and subject to the conditions of that Master Equipment Lease dated as of May 30, 2008 by and between the Company and the Lender. The amount financed under the sale and leaseback arrangement will be repaid in 60 equal monthly installments of approximately $32,753 and a final payment of $400,000 on May 30, 2013.

The Credit Agreement provides that the proceeds of the Revolving Credit Loans and the Term Loan will be used first for repayment in full of the Company’s obligations to Keltic Financial Partners LP (“Keltic Financial”) under the Loan Agreement dated as of January 14, 2003 (as amended, the “Keltic Loan Agreement”) between the Company and Keltic Financial and thereafter will be available for the Company’s general corporate purposes, including the financing of the Company’s acquisition of its wholly-owned subsidiary, Val-U-Tech Corp., a New York corporation (“Val-U-Tech”), as described below under Item 2.01. The proceeds of any Equipment Line Loans shall be used for the purchase of capital equipment. At the closing under the Credit Agreement, approximately $5,385,577 was disbursed under the Revolving Credit Facility and $1,700,000 was disbursed under the Term Loan. Of the amounts disbursed under the Credit Agreement and paid to the Company under the sale and lease back arrangement, approximately $4,538,937 was paid to Keltic Financial in repayment in full of the Company’s obligations under the Keltic Loan Agreement, $5,500,000 was paid to the shareholders of Val-U-Tech in payment of the cash portion of the consideration under the merger agreement described below under Item 2.01 and the balance was applied to transaction expenses.

Interest on the Term Loan accrues at the rate of 6.7% per annum and is due and payable on the first day of each month. Interest on Revolving Credit Loans accrues at the Company’s option at (i) the higher of the Lender’s prime rate or the federal funds rate plus 0.00% to 0.50% or (ii) LIBOR plus 1.50% to 2.75% and is payable, in the case of LIBOR loans, on the last day of the applicable interest period but no less often than every three months and, in the case of base rate loans, on the first day of each month. Interest on Equipment Line Loans accrues at the Company’s option at (i) the higher of the Lender’s prime rate or the federal funds rate plus 0.00% to 0.75%; (ii) LIBOR plus 1.75% to 3.00%; or (iii) the applicable LIBOR margin plus the Lender’s cost of funds for the term. The applicable margin varies based on the Company’s consolidated leverage ratio.  The Company will incur quarterly commitment fees based on the unused amount of the revolving credit facility.

The outstanding principal amount of the Revolving Credit Loans shall be due and payable on May 30, 2013 (the “Maturity Date”). Overline advances made under the revolving credit facility are due and payable within 60 days. The principal amount of the Term Loan shall be paid in equal monthly installments of $28,334 on the first day of each month. The principal amount of any Equipment Line Loans shall be repaid in consecutive monthly installments on the first day of each month, each equal to one-sixtieth of the original principal amount of the particular Equipment Line Loan. Any amount outstanding under the Credit Agreement on the Maturity Date shall become immediately due and payable.

The loans under the Credit Agreement are subject to acceleration upon the occurrence of any of the following events of default: failure to make payments under the Credit Facility Agreement within ten days of the due date; failure to perform any other obligation to Lender under the Credit Agreement subject to a grace period of ten days and an opportunity to cure within 30 days of notice in the case of certain covenants; failure to perform any obligation to Lender other than under the Credit Agreement after any applicable cure or grace periods; default in the payment of other indebtedness in excess of the principal amount of $100,000; inaccuracy of any representation and warranty in the Credit Agreement or related documents; filing of a petition in bankruptcy not stayed, bonded or vacated within 60 days of filing or similar events evidencing the financial difficulties of the Company; occurrence of a Change of Control (as defined in the Credit Agreement); unenforceability of any security document entered into in connection with the Credit Agreement; occurrence of any event that makes any employee benefit plan of the Company subject to termination under ERISA; or suspension or termination of any government contract of the Company that would have a material adverse effect on the Company.

The Company’s obligations under the Credit Agreement are secured by a security interest in all of the assets of the Company and Val-U-Tech granted on the terms and subject to the conditions of that General Security Agreement dated as of May 30, 2008 by the Company and Val-U-Tech in favor of the Lender; a pledge of all of the Company’s equity interest Val-U-Tech on the terms and subject to the conditions of that Pledge Agreement dated as of May 30, 2008 by and between the Company and the Lender; and a negative pledge on the Company’s real property on the terms and subject to the conditions of that Negative Pledge Agreement dated as of May 30, 2008 by and between the Company and the Lender. The Company’s obligations under the Credit Agreement are also guaranteed by Val-U-Tech on the terms and subject to the conditions of that Continuing Guaranty dated as of May 30, 2008 by Val-U-Tech in favor of the Lender.

The Company may prepay the loans under the Credit Agreement at any time subject to the payment of customary breakage fees in the case of LIBOR loans and to payment of a premium in the case of the Term Loan or any fixed rate loans. Prepayments of base rate loans may be made without premium or penalty.  Any partial prepayments of the loans must be in a minimum amount of at least $500,000. The Credit Agreement provides that the Company shall apply all net cash proceeds from the sales of assets out of the ordinary course of business in amounts of at least $100,000 in the aggregate and all net cash proceeds from property casualty insurance not applied to purchase replacement to the prepayment of the loans under the Credit Agreement.

The Credit Agreement contains various covenants that, among other restrictions, limit the Company’s ability and the ability of its subsidiaries to:

•	incur debts or grant liens;
•	make certain investments;
•	engage in mergers and acquisitions or sell, transfer, assign or convey assets;
•	amend the Company’s certificate of incorporation or bylaws;
•	pay dividends or distributions on or repurchase the Company’s capital stock;
•	change the nature of its business;
•	form subsidiaries; and
•	engage in transactions with affiliates.

The Credit Agreement also contains covenants requiring the Company to maintain:

•
a Debt to EBITDARS Ratio (as defined in the Credit Agreement), on a consolidated basis, no greater than 3.75 to 1.00, reported at the end of each fiscal quarter commencing with the fiscal quarter ending June 30, 2008;

•
A minimum quarterly EBITDARS (as defined in the Credit Agreement), on a consolidated basis, equal to or greater than $350,000, measured at the end of each fiscal quarter commencing with the fiscal quarter ending on June 30, 2009; and

•
at all times a Fixed Charge Coverage Ratio (as defined in the Credit Agreement), on a consolidated basis, equal to or greater than 1.10 to 1.00, reported at the end of each fiscal quarter commencing with the fiscal quarter ending June 30, 2008.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 30, 2008, the Company completed the acquisition of Val-U-Tech pursuant to the Agreement and Plan of Merger dated as May 23, 2008 (the “Merger Agreement”) by and among the Company, VUT Merger Corp., a New York corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”), Val-U-Tech and the shareholders of Val-U-Tech. At the closing of the Merger Agreement, the Merger Sub was merged with and into Val-U-Tech with Val-U-Tech as the surviving corporation (the “Merger”). The execution of the definitive Merger Agreement was disclosed in the Company’s Current Report on Form 8-K filed on May 30, 2008.

At the effective time of the Merger, the issued and outstanding capital stock of Val-U-Tech was converted into the right to receive $10,000,000 (the “Purchase Price”), of which $5,500,000 was paid in cash, $1,050,000 was paid in 500,000 shares of the Company’s common stock, par value $0.01 (“Common Stock”), valued at $2.10 per share (the average closing price of the Common Stock for the five trading days immediately preceding the date of the Merger Agreement), and the remainder of which was paid in the form of promissory notes (“Seller Notes”) in the aggregate principal amount of $3,450,000. The Purchase Price is subject to adjustment after the effective time of the Merger based upon (i) the financial position of Val-U-Tech immediately prior to the effective time of the Merger as determined by an audit of Val-U-Tech’s financial statements to be performed by the Company’s regular independent public accounting firm and (ii) Val-U-Tech’s revenues for the years 2008 and 2009. Any adjustment to the Purchase Price shall be effected by adjusting the aggregate principal amount of the Seller Notes.

The financial statements required under Item 9.01(a) to be filed in connection with the completion of the Company’s acquisition of Val-U-Tech are not included in the initial filing of this Current Report on Form 8-K and shall be filed by amendment not later than 71 days after the date on which this Current Report on Form 8-K is filed.

A copy of the press release issued by the Company announcing the completion of the Merger is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 and Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Seller Notes will be amortized over five years from the Closing Date. Interest on the outstanding principal amount of the Seller Notes will accrue from the Closing Date until payment in full at the rate of 4.0% per annum. Payments of principal and interest shall be made in 20 equal quarterly installments of approximately $143,482 in the aggregate on the first day of each September, December, March and June beginning September 1, 2008. Each Seller Note is fully subordinated to the indebtedness of the Company under the Credit Agreement on the terms and subject to the conditions of that Subordination Agreement dated as of May 30, 2008 by and among the holder of the Seller Note, the Company and the Lender. The Seller Notes may be prepaid at any time and from time to time without premium or penalty. The payment obligations of the Company under the Seller Notes are subject to the Company’s right of offset for claims for indemnification under the Merger Agreement.

The holder of each Seller Note may declare the principal of, interest on and all other amounts payable thereunder to be immediately due and payable upon any of the following events of default: failure of the Company to pay any installment of principal or interest payable under the Seller Note within 30 days after the date due; suspension or liquidation by the Company of its usual business; filing by or against the Company of any proceeding, suit or action for reorganization, dissolution or liquidation or a petition under any of the provisions of the U.S. Bankruptcy Code not stayed, bonded or vacated within 60 days of any filing; application for, or appointment of, a receiver of the Company or its property, unless the same shall be dismissed within 60 days after such application or appointment; making or sending notice of an intended bulk sale or any other transfer of substantially all of the Company’s assets and the subsequent consummation of any such transaction, unless the purchaser or transferee of such assets also assumes the Seller Note; or any judgment, attachment or execution against the Company or its property for any amount in excess of $100,000 remains unpaid, unstayed, or undismissed for a period of more than 30 days.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The issuance of the shares of Common Stock and Seller Notes pursuant to the Merger Agreement is exempt from the registration requirements under the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act as a transaction by an issuer not involving a public offering. Neither the Company nor any person acting on its behalf has offered or sold the securities by any form of general solicitation or general advertising.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release issued by IEC Electronics Corp., dated June 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEC Electronics Corp.
(Registrant)

Date: June 5, 2008	By:	/s/ W. Barry Gilbert
W. Barry Gilbert
Chairman, Chief Executive Officer